EXHIBIT 99.1

SouthPeak Increases and Extends Credit Facility through November 2010

MIDLOTHIAN, VA - February 22, 2010 – SouthPeak Interactive Corporation (OTC Bulletin Board: SOPK) today announced that it has reached agreement with SunTrust Banks, Inc. (SunTrust)  to extend its revolving line of credit through November 30, 2010 and increase its credit facility to $8.0 million. The amendment to SouthPeak’s previous agreement with SunTrust was executed on February 17, 2010.

Under its previous agreement with SunTrust, SouthPeak had a $7.5 million revolving line of credit that matured on December 31, 2009, but was extended on a month-to-month basis.

“The loan extension improves our flexibility in managing our capital structure and provides added security for executing on our growth strategy,” said Melanie Mroz, SouthPeak’s President and Chief Executive Officer. “We believe that securing this additional access to capital and improving the maturity terms puts us on track to address our independent auditor’s going concern qualification outlined in our most recent 10-Q filing.”

About SouthPeak Interactive Corporation
SouthPeak Interactive Corporation develops and publishes interactive entertainment software for all current hardware platforms including: PlayStation®3 computer entertainment system, PSP® (PlayStation®Portable) system, PlayStation®2 computer entertainment system, PSP®go system, Xbox 360® videogame and entertainment system, Wii™, Nintendo DS™, Nintendo DSi™ and PC. SouthPeak’s games cover all major genres including action/adventure, role playing, racing, puzzle strategy, fighting and combat. SouthPeak’s products are sold in retail outlets in North America, Europe, Australia and Asia. SouthPeak is headquartered in Midlothian, Virginia, and has offices in Grapevine, Texas and Leicester, England.

SouthPeak’s extensive portfolio of over 50 interactive entertainment games spans a variety of platforms and genres including RPG, simulation, FPS, sports, strategy, puzzle and fighting.

For additional information, please visit SouthPeak’s corporate website: www.southpeakgames.com.

If you would like to be added to SouthPeak’s email list to receive news directly, please send your request to southpeak@tpg-ir.com.

Forward-Looking Statements
This release contains "forward-looking" statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "may," "will," "expects," "projects," "anticipates," "estimates," "believes," "intends," "plans," "should," "seeks," and similar expressions. This press release contains forward-looking statements relating to, among other things, SouthPeak's expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in SouthPeak's filings with the Securities and Exchange Commission.

Media Contact:
Aubrey Norris
PR Manager
817-305-0055
anorris@southpeakgames.com

Investor Contact:

Brandi Floberg or Lee Roth
212-481-2050
southpeak@tpg-ir.com

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